Exhibit (a)(23)

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:   The Corporation has authority to issue Two Hundred Million (200,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

Auction Market Preferred Stock, Series TH28	1,400
Auction Market Preferred Stock, Series M7	2,000
Auction Market Preferred Stock, Series T7	2,700
Auction Market Preferred Stock, Series W7	2,000
Auction Market Preferred Stock, Series TH7	2,700
Auction Market Preferred Stock, Series F7	2,000
Series W-7 VMTP Preferred Shares	2,871
Series W-7 Variable Rate Demand Preferred Shares	5,617
Institutional Common Stock	199,978,712

Total:	200,000,000

All shares of all classes of the capital stock of the Corporation have a par value of $0.10 per share and an aggregate par value of $20,000,000.

SECOND:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-208 of the Maryland General Corporation Law and the Corporation’s charter, the Board of Directors hereby reclassifies (a) One Thousand Four Hundred (1,400) authorized but unissued shares of the Auction Market Preferred Stock, Series TH28, as shares of Class A Common Stock (the “Class A Stock”), (b) Two Thousand (2,000) authorized but unissued shares of the Auction Market Preferred Stock, Series M7, as shares of the Class A Stock, (c) Two Thousand Seven Hundred (2,700) authorized but unissued shares of the Auction Market Preferred Stock, Series T7, as shares of the Class A Stock, (d) Two Thousand (2,000) authorized but unissued shares of the Auction Market Preferred Stock, Series W7, as shares of the Class A Stock, (e) Two Thousand Seven Hundred (2,700) authorized but unissued shares of the Auction Market Preferred Stock, Series TH7, as shares of the Class A Stock, (f) Two Thousand (2,000) authorized but unissued shares of the Auction Market Preferred Stock, Series F7, as shares of the Class A Stock, (g) Two Thousand Eight Hundred Seventy-One (2,871) authorized but unissued shares of the Series W-7 VMTP Preferred Shares as shares of the Class A Stock, (h) Five Thousand Six Hundred Seventeen (5,617) authorized but unissued shares of the Series W-7 Variable Rate Demand Preferred Shares as shares of the Class A Stock, (i) Twenty-Nine Million Nine Hundred Seventy-Eight Thousand Seven Hundred Twelve (29,978,712) authorized but unissued shares of the Institutional Common Stock as shares of the

Class A Stock, and (j) Thirty Million (30,000,000) authorized but unissued shares of the Institutional Common Stock as shares of Class U Common Stock (the “Class U Stock”).

THIRD:   After the reclassification of authorized but unissued shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Two Hundred Million (200,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

Class A Common Stock	30,000,000
Class U Common Stock	30,000,000
Institutional Common Stock	140,000,000

Total:	200,000,000

All shares of capital stock of the Corporation will have a par value of $0.10 per share and an aggregate par value of $20,000,000.

FOURTH:   The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A Stock and the Class U Stock are identical to the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the other common stock of the Corporation.

FIFTH:   These Articles Supplementary shall be effective as of 12:04 a.m. ET on the 24th day of March 2025.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 20th day of March 2025.

ATTEST:	BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

3